                         AMENDED AND RESTATED AGREEMENT



                                       OF



                               LIMITED PARTNERSHIP



                                       OF



                             AMERIGAS PROPANE, L.P.
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                                TABLE OF CONTENTS

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                                                                            Page


ARTICLE I       ORGANIZATIONAL MATTERS.....................................  1
      1.1       Formation..................................................  1
      1.2       Name.......................................................  1
      1.3       Registered Office; Principal Office........................  1
      1.4       Power of Attorney..........................................  2
      1.5       Term.......................................................  3
      1.6       Possible Restrictions on Transfer..........................  3

ARTICLE II      DEFINITIONS................................................  3

ARTICLE III     PURPOSE....................................................  9
      3.1       Purpose and Business.......................................  9
      3.2       Powers.....................................................  9

ARTICLE IV      CONTRIBUTIONS..............................................  9
      4.1       Initial Contributions......................................  9
      4.2       Contributions by AmeriGas and the MLP......................  9
      4.3       Additional Contributions................................... 10
      4.4       No Preemptive Rights....................................... 10
      4.5       Interest and Withdrawal.................................... 10

ARTICLE V       DISTRIBUTIONS.............................................. 11
      5.1       Timing and Amount of Regular Distributions................. 11
      5.2       Special Distribution....................................... 11
      5.3       Distribution Ratio......................................... 11
      5.4       Payments Other Than Distributions.......................... 11
      5.5       Entity-Level Tax Payments.................................. 11

ARTICLE VI      MANAGEMENT AND OPERATION OF BUSINESS....................... 12
      6.1       Management................................................. 12
      6.2       Certificate of Limited Partnership......................... 13
      6.3       Restrictions on General Partner's Authority................ 14
      6.4       Reimbursement of the General Partner....................... 14
      6.5       Outside Activities......................................... 15
      6.6       Loans to and from the General Partner; Contracts with
                  Affiliates............................................... 17
      6.7       Indemnification............................................ 18
      6.8       Liability of Indemnitees................................... 20
      6.9       Resolution of Conflicts of Interest........................ 21
      6.10      Other Matters Concerning the General Partner............... 22
      6.11      Title to Partnership Assets................................ 23
      6.12      Reliance by Third Parties.................................. 23

ARTICLE VII     RIGHTS AND OBLIGATIONS OF THE LIMITED PARTNER.............. 24
      7.1       Limitation of Liability.................................... 24
      7.2       Management of Business..................................... 24
      7.3       Outside Activities......................................... 24
      7.4       Return of Capital.......................................... 24
      7.5       Right of the Limited Partner Relating to the Partnership... 24

ARTICLE VIII    BOOKS, RECORDS, ACCOUNTING AND REPORTS..................... 25
      8.1       Records and Accounting..................................... 25
      8.2       Fiscal Year................................................ 26
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
ARTICLE IX      TAX MATTERS................................................ 26

ARTICLE X       TRANSFER OF INTERESTS...................................... 28
      10.1      Transfer................................................... 28
      10.2      Transfer of the General Partner's Partnership Interest..... 28
      10.3      Transfer of the Limited Partner's Partnership Interest..... 28

ARTICLE XI      ADMISSION OF PARTNERS...................................... 28
      11.1      Admission of AmeriGas as a Limited Partner................. 28
      11.2      Admission of Substituted Limited Partners.................. 29
      11.3      Admission of Successor General Partner..................... 29
      11.4      Amendment of Agreement and Certificate of
                  Limited Partnership ....................................  29
      11.5      Admission of Additional Limited Partners................... 29

ARTICLE XII     WITHDRAWAL OR REMOVAL OF PARTNERS.......................... 30
      12.1      Withdrawal of the General Partner.......................... 30
      12.2      Removal of the General Partner............................. 31
      12.3      Interest of Departing Partner and Successor General Partner 31
      12.4      Reimbursement of Departing Partner......................... 32
      12.5      Withdrawal of the Limited Partner.......................... 32

ARTICLE XIII    DISSOLUTION AND LIQUIDATION................................ 32
      13.1      Dissolution................................................ 32
      13.2      Continuation of the Business of the Partnership After
Dissolution      32
      13.3      Liquidator................................................. 33
      13.4      Liquidation................................................ 34
      13.5      Cancellation of Certificate of Limited Partnership......... 34
      13.6      Return of Contributions.................................... 35
      13.7      Waiver of Partition........................................ 35

ARTICLE XIV     AMENDMENT OF PARTNERSHIP AGREEMENT......................... 35
      14.1      Amendment to be Adopted Solely by General Partner.......... 35
      14.2      Amendment Procedures....................................... 36

ARTICLE XV      MERGER..................................................... 37
      15.1      Authority.................................................. 37
      15.2      Procedure for Merger or Consolidation...................... 37
      15.3      Approval by Limited Partner of Merger or Consolidation..... 38
      15.4      Certificate of Merger...................................... 38
      15.5      Effect of Merger........................................... 38

ARTICLE XVI     GENERAL PROVISIONS......................................... 39
      16.1      Addresses and Notices...................................... 39
      16.2      References................................................. 39
      16.3      Pronouns and Plurals....................................... 39
      16.4      Further Action............................................. 39
      16.5      Binding Effect............................................. 39
      16.6      Integration................................................ 39
      16.7      Creditors.................................................. 39
      16.8      Waiver..................................................... 39
      16.9      Counterparts............................................... 40
      16.10     Applicable Law............................................. 40
      16.11     Invalidity of Provisions................................... 40
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                                      -ii-

                              AMENDED AND RESTATED

                       AGREEMENT OF LIMITED PARTNERSHIP OF

                             AMERIGAS PROPANE, L.P.



            THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF AMERIGAS PROPANE, L P., dated as of April 12, 1995, is entered into by and among New AmeriGas Propane, Inc., a Pennsylvania corporation, as the General Partner, and AmeriGas Partners, L.P., a Delaware limited partnership, as the initial Limited Partner, together with any other Persons who become Partners in the Partnership as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:


                                    ARTICLE I

                             ORGANIZATIONAL MATTERS

            1.1 FORMATION. The General Partner and the MLP have previously formed the Partnership as a limited partnership pursuant to the provisions of the Delaware Act and hereby amend and restate the original Agreement of Limited Partnership of AmeriGas Propane, L.P. in its entirety. Except as expressly provided to the contrary in this Agreement, the rights and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes.

            1.2 NAME. The name of the Partnership shall be "AmeriGas Propane, L.P." The Partnership's business may be conducted under any other name or names deemed necessary or appropriate by the General Partner, including the name of the General Partner. The words "Limited Partnership," "L.P.," "Ltd." or similar words or letters shall be included in the Partnership's name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole discretion may change the name of the Partnership at any time and from time to time and shall notify the Limited Partner of such change in the next regular communication to the Limited Partner.

            1.3 REGISTERED OFFICE; PRINCIPAL OFFICE. Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at 32 Loockerman Square, Suite L-100, Dover, Delaware 19904, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Prentice-Hall Corporation System, Inc. The principal office of the Partnership shall be located at, and the address of the General Partner shall be, 460 North Gulph Road, King of Prussia, Pennsylvania 19406, or such other place as the General Partner may from time to time designate by notice to the Limited Partner. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner deems necessary or appropriate.

            1.4 POWER OF ATTORNEY. (a) The Limited Partner hereby constitutes and appoints each of the General Partner and, if a Liquidator shall have been selected pursuant to Section 13.3, the Liquidator severally (and any successor to either thereof by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead, to:

            (i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements thereof) that the General Partner or the Liquidator deems necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator deems necessary or appropriate to reflect, in accordance with its terms, any amendment, charge, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner or the Liquidator deems necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article X, XI, XII or XIII; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Interests; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger or consolidation of the Partnership pursuant to Article XV; and

            (ii) execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments necessary or appropriate, in the sole discretion of the General Partner or the Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or is necessary or appropriate, in the sole discretion of the General Partner or the Liquidator, to effectuate the terms or intent of this Agreement; provided, that when the approval of the Limited Partner is required by any provision of this Agreement, the General Partner or the Liquidator may exercise the power of attorney made in this Section 1.4(a)(ii) only after the necessary approval of the Limited Partner is obtained.

Nothing contained in this Section 1.4(a) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XIV or as may be otherwise expressly provided for in this Agreement.

            (b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of the Limited Partner and the transfer of all or any portion of the Limited Partner's Partnership Interest and shall extend to the Limited Partner's heirs, successors, assigns and personal representatives. The Limited Partner hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and the Limited Partner hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. The Limited Partner shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the General Partner's or the Liquidator's request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator deems necessary to effectuate this Agreement and the purposes of the Partnership.

            1.5 TERM. The Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue in existence until the close of Partnership business on December 31, 2093, or until the earlier termination of the Partnership in accordance with the provisions of Article XIII.

            1.6 POSSIBLE RESTRICTIONS ON TRANSFER. The General Partner may impose restrictions on the transfer of Partnership Interests if a subsequent Opinion of Counsel determines that such restrictions are necessary to avoid a substantial risk of the Partnership's becoming taxable as a corporation or otherwise as an entity for federal income tax purposes. The restrictions may be imposed by making such amendments to this Agreement as the General Partner in its sole discretion may determine to be necessary or appropriate to impose such restrictions.


                                   ARTICLE II

                                   DEFINITIONS

            The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

            "ADDITIONAL LIMITED PARTNER" means a Person admitted to the Partnership as a Limited Partner pursuant to Section 11.5 and who is shown as such on the books and records of the Partnership.

            "AFFILIATE" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

            "AGREEMENT" means this Amended and Restated Agreement of Limited Partnership of AmeriGas Propane, L.P., as it may be amended, supplemented or restated from time to time.

            "AMERIGAS" means AmeriGas Propane, Inc, a Pennsylvania corporation and a wholly owned subsidiary of AmeriGas, Inc., a Pennsylvania corporation.

            "AUDIT COMMITTEE" means a committee of the Board of Directors of the General Partner composed entirely of two or more directors who are neither officers nor employees of the General Partner or any of its Affiliates.

            "AVAILABLE CASH" as to any Quarter ending before the Liquidation Date, means

            (a) the sum of (i) all cash of the Partnership Group on hand at the end of such Quarter and (ii) all additional cash of the Partnership Group on hand on the date of determination of Available Cash with respect to such Quarter resulting from borrowings subsequent to the end of such Quarter, less

            (b) the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures) subsequent to such Quarter, (ii) provide funds for distributions under Sections 5.3(a), (b) and (c) or 5.4(a) of the MLP Agreement in respect of any one or more of the next four Quarters, or (iii) comply with applicable law or any debt instrument or other agreement or obligation to which any member of the Partnership Group is a party or its assets are subject.

            "BUSINESS DAY" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States or the states of New York or Pennsylvania shall not be regarded as a Business Day.

            "CERTIFICATE OF LIMITED PARTNERSHIP" means the Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 6.2, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

            "CLOSING DATE" means the first date on which Common Units are sold by the MLP to the Underwriters pursuant to the provisions of the Underwriting Agreement.

            "CODE" means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

            "COMMON UNIT" means a unit representing a fractional part of the partnership interests of all limited partners and assignees and having the rights and obligations specified with respect to Common Units in the MLP Agreement.

            "CONTRIBUTION" means any cash, cash equivalents or the Net Agreed Value of any property or asset that a Partner contributes to the Partnership pursuant to the Conveyance and Contribution Agreement, the Merger and Contribution Agreement, Article IV or Article XIII.

            "CONVEYANCE AND CONTRIBUTION AGREEMENT" means that certain Conveyance and Contribution Agreement, dated as of the Closing Date, between Petrolane, the MLP, the Partnership and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

            "DELAWARE ACT" means the Delaware Revised Uniform Limited Partnership Act, 6 Del C Section 11-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

            "DEPARTING PARTNER" means a former General Partner, from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 12.1 or Section 12.2.

            "EVENT OF WITHDRAWAL" has the meaning assigned to such term in
Section 12.1(a).

            "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute.

            "GENERAL PARTNER" means AmeriGas and its successors as general partner of the Partnership.

            "GROUP MEMBER" means a member of the Partnership Group.

            "INCLUDES" means includes, without limitation, and "including" means including, without limitation.

            "INDEMNITEE" means (a) the General Partner, any Departing Partner, any Person who is or was an Affiliate of the General Partner or any Departing Partner, (b) any Person who is or was an officer, director, employee, partner, agent or trustee of the General Partner or any Departing Partner or any such Affiliate, or (c) any Person who is or was serving at the request of the General Partner or any Departing Partner or any such Affiliate as a director, officer, employee, partner, agent, fiduciary or trustee of another Person; provided, that a Person shall not be an Indemnitee pursuant to this clause (c) by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

            "INITIAL OFFERING" means the initial offering and sale of Common Units to the public, as described in the Registration Statement.

            "LIMITED PARTNER" means the MLP, AmeriGas and Petrolane pursuant to
Section 4.2, each Substituted Limited Partner, if any, each Additional Limited Partner and any Departing Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 12.3, but excluding any such Person from and after the time it withdraws from the Partnership.

            "LIQUIDATION DATE" means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 13.2, the date on which the applicable time period during which the Partners have the right to elect to reconstitute the Partnership and continue its business has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

            "LIQUIDATOR" means the General Partner or other Person approved pursuant to Section 13.3 who performs the functions described therein.

            "MERGER AGREEMENT" has the meaning assigned to such term in Section 15.1.

            "MERGER AND CONTRIBUTION AGREEMENT" means that certain Merger and Contribution Agreement, dated as of the Closing Date, between AmeriGas, the

MLP, the Partnership and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

            "MLP" means AmeriGas Partners, L.P., a Delaware limited partnership.

            "MLP AGREEMENT" means the Agreement of Limited Partnership of AmeriGas Partners, L.P., as it may be amended, supplemented or restated from time to time.

            "NATIONAL SECURITIES EXCHANGE" means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute, or the NASDAQ Stock Market or any successor thereto.

            "NET AGREED VALUE" means the fair market value any asset or property contributed to the Partnership reduced by any liabilities either assumed by the Partnership upon such contribution or to which the asset or to which the asset or property is subject when contributed, in each case as determined by the General Partner using such reasonable method of valuation as it may adopt.

            "1989 CUSTOMER LIST" means a customer list established in 1989 on the books of Petrolane Gas Services LP, a partnership which was merged into Petrolane on July 15, 1993.

            "OPINION OF COUNSEL" means a written opinion of counsel (who may be regular counsel to AmeriGas, any Affiliate of AmeriGas, the Partnership or the General Partner) acceptable to the General Partner in its reasonable discretion.

            "PARTNERS" means the General Partner and the Limited Partner.

            "PARTNERSHIP" means AmeriGas Propane, L.P., a Delaware limited partnership, and any successor thereto.

            "PARTNERSHIP GROUP" means the Partnership and its partnership Subsidiaries, treated as a single consolidated partnership.

            "PARTNERSHIP INTEREST" means the interest of a Partner in the Partnership.

            "PERCENTAGE INTEREST" means (a) as to the General Partner, in its capacity as such, 1.0101% and (b) as to the Limited Partner, 98.9899%.

            "PERSON" means an individual or a corporation, partnership, trust, unincorporated organization, association or other entity.

            "PETROLANE" means Petrolane Incorporated, a California corporation.

            "QUARTER" means, unless the context requires otherwise, a three-month period of time ending on March 31, September 30, or December 31.

            "REGISTRATION STATEMENT" means the Registration Statement on Form S-1 (Registration No. 33-86028), as it has been or as it may be amended or supplemented from time to time, filed by the MLP with the Securities and

Exchange Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

            "RESTRICTED ACTIVITIES" means the retail sales of propane to end users in the continental United States in the manner engaged in by AmeriGas and Petrolane immediately prior to the Closing Date.

            "SECURITIES ACT" means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

            "SPECIAL APPROVAL" means approval by the Audit Committee.

            "SPECIAL PROPANE CORPORATION" means any corporation that is engaged in Restricted Activities, is not an S Corporation within the meaning of Section 1361 of the Code, and whose tax basis in its assets is in the aggregate substantially less than the fair market value of such assets.

            "SUBSIDIARY" means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned or controlled, directly or indirectly, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

            "SUBSTITUTED LIMITED PARTNER" means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 11.3 in place of and with all the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.

            "SURVIVING BUSINESS ENTITY" has the meaning assigned to such term in
Section 15.2(b).

            "UNDERWRITER" means each Person named as an underwriter in Schedule 1 to the Underwriting Agreement who purchases Common Units pursuant thereto.

            "UNDERWRITING AGREEMENT" means the Underwriting Agreement dated April 12, 1995, among the Underwriters, the MLP and other parties providing for the purchase of Common Units by such Underwriters.

            "WITHDRAWAL OPINION OF COUNSEL" has the meaning assigned to such term in Section 12.1(b).

                                   ARTICLE III

                                     PURPOSE

            3.1 PURPOSE AND BUSINESS. The purpose and nature of the business to be conducted by the Partnership shall be to (a) acquire, manage and operate the assets transferred to the Partnership pursuant to the Merger and Contribution Agreement and the Conveyance and Contribution Agreement, and any similar assets or properties, and to engage directly in, or to enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any type of business or activity engaged in by AmeriGas or Petrolane or their Affiliates immediately prior to the Closing Date and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, (b) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and which may lawfully be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (c) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to the MLP or any Subsidiary of the Partnership or the MLP. The General Partner has no obligation or duty to the Partnership or the Limited Partner to propose or approve, and in its sole discretion may decline to propose or approve, the conduct by the Partnership of any business.

            3.2 POWERS. The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 3.1 and for the protection and benefit of the Partnership.


                                   ARTICLE IV

                                  CONTRIBUTIONS

            4.1 INITIAL CONTRIBUTIONS. In connection with the formation of the Partnership under the Delaware Act, the General Partner made an initial Contribution to the Partnership in the amount of $10.10 for an interest in the Partnership and has been admitted as the general partner of the Partnership, and the MLP made an initial Contribution to the Partnership in the amount of $989.90 for an interest in the Partnership and has been admitted as a limited partner of the Partnership.

            4.2 CONTRIBUTIONS BY AMERIGAS AND THE MLP. (a) On the Closing Date and pursuant to the Merger and Contribution Agreement, various Subsidiaries of AmeriGas shall merge with and into the Partnership. Pursuant to the Merger and Contribution Agreement, AmeriGas shall receive merger consideration consisting of, among other items, (i) the continuation of its general partner interest in the Partnership consisting of a Partnership Interest representing a 1.0101% Percentage Interest and (ii) a limited partner interest in the Partnership, which shall thereupon be contributed to the MLP as set forth in the Merger and Contribution Agreement.

            (b) On the Closing Date and pursuant to the Conveyance and Contribution Agreement, Petrolane, or Petrolane and one of its Subsidiaries, will convey substantially all of its or their assets to the Partnership in exchange for, among other items, a limited partner interest or interests in the Partnership, which shall thereupon be contributed to the MLP as set forth in the Conveyance and Contribution Agreement.

            (c) On the Closing Date, the MLP shall contribute in respect of its Partnership Interest the net proceeds to the MLP from the issuance of the Common Units pursuant to the Initial Offering.

            (d) The Partnership Interests contributed to the Partnership pursuant to the provisions of Sections 4.2(a) and (b), together with the Partnership Interest previously held by the MLP, will represent a 98.9899% Percentage Interest in the Partnership.


            4.3 ADDITIONAL CONTRIBUTIONS. With the consent of the General Partner, the Limited Partner may, but shall not be obligated to, make additional Contributions to the Partnership. Contemporaneously with the making of any such additional Contributions by the Limited Partner, the General Partner shall be obligated to make an additional Contribution to the Partnership in an amount equal to 1.0101 / 98.9899% of the Net Agreed Value of the additional Contribution then made by the Limited Partner. Except as set forth in the immediately preceding sentence and Article XIII, the General Partner shall not be obligated to make any additional Contributions to the Partnership.

            4.4 NO PREEMPTIVE RIGHTS. No Person shall have any preemptive, preferential or other similar right with respect to issuance or sale of any class or series of Partnership Interests, any option, right, warrant or appreciation rights relating thereto, or any other type of equity interest that the Partnership may lawfully issue, or any unsecured or secured debt obligation of the Partnership that is convertible into any class or series of equity interests of the Partnership.

            4.5 INTEREST AND WITHDRAWAL. No interest shall be paid by the Partnership on Contributions, no Partner shall be entitled to withdraw any part of its Contributions or to receive any distribution from the Partnership, except as provided in Articles V, VII, XII and XIII.


                                    ARTICLE V

                                  DISTRIBUTIONS

            5.1 TIMING AND AMOUNT OF REGULAR DISTRIBUTIONS. (a) Subject to Section 5.1(b), cash shall be distributed to the Partners at such times and in such amount as the General Partner shall from time to time determine.

            (b) The General Partner shall determine the amount of Available Cash with respect to each Quarter ending before the Liquidation Date within 45 days following the end of such Quarter. Such determination shall be made by reference to the books and records of the Partnership Group and, if made in good faith, shall be conclusive. Promptly following such determination, an amount equal to Available Cash with respect to such prior Quarter shall be distributed to the Partners.

            5.2 SPECIAL DISTRIBUTION. Immediately following the issuance and sale by the Partnership of its $110,000,000 of Series C First Mortgage Notes, and in anticipation of the contributions to be made to the Partnership pursuant to Section 4.2, the net proceeds to the Partnership from the issuance of such notes shall be distributed to the General Partner.

            5.3 DISTRIBUTION RATIO. Except as provided in Sections 5.2 and 13.4(c), all distributions shall be made to the Partners in the ratio of their respective Percentage Interests.

            5.4 PAYMENTS OTHER THAN DISTRIBUTIONS. Amounts payable as compensation or reimbursement to the General Partner, or amounts payable to any person other than in his capacity as a Partner, such as for goods or services, shall not be treated as distributions.

            5.5 ENTITY-LEVEL TAX PAYMENTS. The General Partner is authorized to take any action it determines in its sole discretion to be necessary or appropriate to cause the Partnership to comply with any withholding requirements established under the Code or any other law. Whether or not pursuant to any withholding requirement, if the Partnership is required or elects to pay any tax on behalf of the General Partner or the Limited Partner that is attributable to the Partnership, the General Partner is authorized to pay such taxes from Partnership funds. To the extent feasible, each such payment shall be treated as a distribution pursuant to Article V in respect of the Person on whose behalf the payment was made. If the payment is made on behalf of a Person whose identity cannot be determined, the General Partner is authorized to treat the payment as a distribution to the Limited Partner. Alternatively, the General Partner may elect to treat an amount paid on behalf of the General Partner and the Limited Partner as an expenditure of the Partnership if the amount paid on behalf of the General Partner is not substantially greater per Percentage Interest than that paid on behalf of the Limited Partner.

                                   ARTICLE VI

                      MANAGEMENT AND OPERATION OF BUSINESS

            6.1 MANAGEMENT. (a) The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and the Limited Partner shall have no right of control or management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 6.3, shall have full power and authority to do all things and on such terms as it, in its sole discretion, may deem necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 3.2 and to effectuate the purposes set forth in
Section 3.1, including the following:

            (i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness and the incurring of any other obligations;

            (ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

            (iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person;

            (iv) the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership, the lending of funds to other Persons (including the MLP, the General Partner and its Affiliates), the repayment of obligations of the Partnership and the making of capital contributions to a Subsidiary;

            (v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

            (vi)  the distribution of Partnership cash;

            (vii) the selection and dismissal of employees (including employees having titles such as "president," "vice president," "secretary" and "treasurer") and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

            (viii) the maintenance of such insurance for the benefit of the Partnership Group and the Partners (including the assets of the Partnership) as it deems necessary or appropriate;

            (ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other relationships;

            (x) the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation; and

            (xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law.

            (b) Notwithstanding any other provision of this Agreement, the MLP Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Partners hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of the Underwriting Agreement, the Conveyance and Contribution Agreement, the Merger and Contribution

Agreement, the agreements and other documents filed as exhibits to the Registration Statement, and the other agreements described in or filed as a part of the Registration Statement; (ii) agrees that the General Partner (on its own or through any officer of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statements on behalf of the Partnership without any further act, approval or vote of the Partners; and (iii) agrees that the execution, delivery or performance by the General Partner, the MLP, any Group Member or any Affiliate of any of them, of this Agreement or any agreement authorized or permitted under this Agreement, shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partner or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity.

            6.2 CERTIFICATE OF LIMITED PARTNERSHIP. The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act and shall use all reasonable efforts to cause to be filed such other certificates or documents as may be determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the Limited Partner has limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent that such action is determined by the General Partner in its sole discretion to be reasonable and necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership in which the Limited Partner has limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 7.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to the Limited Partner.

            6.3 RESTRICTIONS ON GENERAL PARTNER'S AUTHORITY. (a) The General Partner may not, without written approval of the specific act by the Limited Partner or by other written instrument executed and delivered by the Limited Partner subsequent to the date of this Agreement, take any action in contravention of this Agreement, including, except as otherwise provided in this Agreement, (i) committing any act that would make it impossible to carry on the ordinary business of the Partnership; (ii) possessing Partnership property, or assigning any rights in specific Partnership property, for other than a Partnership purpose; (iii) admitting a Person as a Partner; (iv) amending this Agreement in any manner; or (v) transferring its interest as general partner of the Partnership.

            (b) Except as provided in Articles XIII and XV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the Partnership's assets in a single transaction or a series of related transactions without the approval of the Limited Partner; provided, however, that this provision shall not preclude or limit the General Partner's ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the Partnership's assets and shall not apply to any forced sale of any or all of the Partnership's assets pursuant to the foreclosure of, or other realization upon, any such encumbrance.

            (c) At all times while serving as the general partner of the Partnership, the General Partner shall not make any dividend or distribution on, or repurchase any shares of, its stock or take any other action within its control if the effect of such action would be to reduce its net worth, independent of its interest in the Partnership Group and the MLP, to be less than $10 million.

            6.4 REIMBURSEMENT OF THE GENERAL PARTNER. (a) Except as provided in this Section 6.4 and elsewhere in this Agreement or in the MLP Agreement, the General Partner shall not be compensated for its services as general partner of any Group Member.

            (b) The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine in its sole discretion, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership (including salary, bonus, incentive compensation and other amounts paid to any Person to perform services for the Partnership or for the General Partner in the discharge of its duties to the Partnership) and (ii) all other necessary or appropriate expenses allocable to the Partnership or otherwise reasonably incurred by the General Partner in connection with operating the Partnership's business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the fees and expenses that are allocable to the Partnership in any reasonable manner determined by the General Partner in its sole discretion. Reimbursements pursuant to this Section 6.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 6.7.

            (c) The General Partner, in its sole discretion and without the approval of the Limited Partner (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices for the benefit of employees of the General Partner, any Group Member, or any Affiliate, or any of them, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. Expenses incurred by the General Partner in connection with any such plans, programs and practices shall be reimbursed in accordance with
Section 6.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 6.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 12.1 or 12.2 or the transferee of or successor to all of the General Partner's Partnership Interest as a general partner in the Partnership pursuant to Section 11.3.

            6.5 OUTSIDE ACTIVITIES. (a) After the Closing Date, the General Partner, for so long as it is the general partner of the Partnership, shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (i) its performance as general partner of the MLP or one or more Group Members or as described in or contemplated by the Registration Statement, (ii) the acquiring, owning or disposing of debt or equity securities in the MLP or any Group Member, (iii) engaging in an activity permitted by Section 6.5(b), and (iv) permitting its employees to perform services for its Affiliates, including Affiliates engaging in an activity permitted by Section 6.5(b).

            (b) The General Partner or any of its Affiliates may engage in an activity that is a Restricted Activity only if

            (i) the General partner determines, prior to commencing such activity, that it is inadvisable for the Partnership to engage in such activity either because (A) of the financial commitments associated with such activity or
(B) such activity is not consistent with the Partnership's business strategy or cannot otherwise be integrated with the Partnership's operations on a beneficial basis, and such determination is approved by Special Approval;

            (ii) such activity arises as a result of an acquisition utilizing primarily equity securities of a corporate Affiliate of the Partnership, and the aggregate consideration paid in connection with such acquisition and all other acquisitions of then-owned entities made pursuant to the exception provided by this Section 6.5(b)(ii) does not exceed $50 million; or

            (iii) such activity arises as a result of an acquisition of stock of one or more Special Propane Corporations, and the aggregate total assets of all then-owned Special Propane Corporations acquired pursuant to the exception provided by this Section 6.5(b)(iii) and owned for more than 24 months does not exceed 10% of the total assets of the Partnership (in each case as such assets shall be determined in accordance with generally accepted accounting principles).

Subject to the restrictions of Section 6.5(c), the General Partner or its Affiliates may engage in the activity described in Section 6.5(b), either through the direct ownership of the assets of a business or indirectly through the ownership of equity interests in a business, may sell or otherwise transfer such assets or equity interests to any Group Member or any third person, and may retain all the profits derived from any of the foregoing.

            (c) During the period the activity being undertaken pursuant to
Section 6.5(b) is being carried on directly or indirectly by the General Partner or an Affiliate, the personnel engaged in such activity shall not (A) attempt to sell propane to persons to whom any Group Member is selling propane or (B) seek new customers in geographical areas in which any Group Member is engaged in the retail propane business and in which the business was not engaged at the time it was acquired by the General Partner or an Affiliate.

            (d) Except a restricted by Sections 6.5(a), (b) or (c), each Indemnitee shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty to any Group Member or any Partner or Assignee. Neither any Group Member, any Limited Partner nor any other Person shall have any rights by virtue of this Agreement, the Operating Partnership Agreement or the partnership established hereby or thereby in any business ventures of any Indemnitee.

            (e) Notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Indemnitees in accordance with the provisions of this Section 6.5 is hereby approved by the Partnership and all Partners and (ii) it shall be deemed not to be a breach of the General

Partner's fiduciary duty or any other obligation of any type whatsoever of the General Partner for the Indemnitees to engage in such business interests and activities in preference to or to the exclusion of the Partnership.

            (f) The term "Affiliates" when used in this Section 6.5(b) or (c) with respect to the General Partner shall not include any Group Member, the MLP or any Subsidiary of any Group Member or the MLP.

            6.6 LOANS TO AND FROM THE GENERAL PARTNER; CONTRACTS WITH AFFILIATES. (a) The General Partner, the Limited Partner or any Affiliate thereof may lend to any Group Member, and any Group Member may borrow, funds needed or desired by the Group Member for such periods of time as the General Partner may determine, and the General Partner, the Limited Partner or any Affiliate thereof may borrow from any Group Member, and any Group Member may lend to such Persons, excess funds of the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in either such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party (without reference to the lending party's financial abilities or guarantees) by unrelated lenders on comparable loans. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 6.6(a) and Section 6.6(b), the term "Group Member" shall include any Affiliate of the Group Member that is controlled by the Group Member.

            (b) The Partnership may lend or contribute to any Group Member, and any Group Member may borrow, funds on terms and conditions established in the sole discretion of the General Partner; provided, however, that the Partnership may not charge the Group Member interest at a rate greater than the rate that would be charged to the Group Member (without reference to the General Partner's financial abilities or guarantees), by unrelated lenders on comparable loans. The foregoing authority shall be exercised by the General Partner in its sole discretion and shall not create any right or benefit in favor of any Group Member or any other Person.

            (c) The General Partner may itself, or may enter into an agreement with any of its Affiliates to, render services to the Partnership or to the General Partner in the discharge of its duties as general partner of the Partnership. Any service rendered to the Partnership by the General Partner or any of its Affiliates shall be on terms that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 6.6(c) shall be deemed satisfied as to (i) any transaction approved by Special Approval, (ii) any transaction, the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership), is equitable to the Partnership. The provisions of Section 6.4 shall apply to the rendering of services described in this Section 6.6(c).

            (d) The Partnership may transfer assets to joint ventures, other partnerships, corporations, limited liability companies or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as are consistent with this Agreement and applicable law.

            (e) Neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are fair and reasonable to the Partnership; provided, however, that the requirements of this Section 6.6(e) shall be deemed to be satisfied as to (i) the transactions effected pursuant to Section 4.2, the Conveyance and Contribution Agreement, the Merger and Contribution Agreement and any other transactions described in or contemplated by the Registration Statements, (ii) any transaction approved by Special Approval, (iii) any transaction, the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties, or (iv) any transaction that, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership), is equitable to the Partnership.

            (f) The General Partner and its Affiliates will have no obligation to permit any Group Member or the MLP to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use and except as set forth in the Registration Statement with respect to the "FAST" propane purchase optimization and fuel accounting system, nor shall there be any obligation on the part of the General Partner or its Affiliates to enter into such contracts.

            (g) Notwithstanding Section 6.6(f), the General Partner shall make available to the Partnership the "STARS I" and "STARS II" proprietary computer systems to the same extent and on the same terms and conditions that the General Partner is obligated to make available the FAST proprietary computer system pursuant to Sections 6.6(f) and 13.3(d) of the MLP Agreement.

            (h) Without limitation of Sections 6.6(a) through 6.6(g), and notwithstanding anything to the contrary in this Agreement, the existence of the conflicts of interest described in the Registration Statements are hereby approved by all Partners.


            6.7 INDEMNIFICATION. (a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee, provided, that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful; provided, further, no indemnification pursuant to this Section 6.7 shall be available to the General Partner with respect to its obligations incurred pursuant to the Underwriting Agreement or the Merger and Contribution Agreement (other than obligations incurred by the General Partner on behalf of the Partnership or the MLP), or to Petrolane with respect to its obligations incurred pursuant to the Conveyance and Contribution Agreement. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this
Section 6.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

            (b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 6.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 6.7.

            (c) The indemnification provided by this Section 6.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, both as to actions in the Indemnitee's capacity as and Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement) and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

            (d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Partnership's activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

            (e) For purposes of this Section 6.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute "fines" within the meaning of Section 6.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Partnership.

            (f) In no event may an Indemnitee subject the Limited Partner to personal liability by reason of the indemnification provisions set forth in this Agreement.

            (g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

            (h) The provisions of this Section 6.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

            (i) No amendment, modification or repeal of this Section 6.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 6.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

            6.8 LIABILITY OF INDEMNITEES. (a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partner, or any other Persons who have acquired interests in the Partnership, for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith.

            (b) Subject to its obligations and duties as General Partner set forth in Section 6.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

            (c) Any amendment, modification or repeal of this Section 6.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability to the Partnership and the Limited Partner of the General Partner, its directors, officers and employees and any other Indemnitees under this Section 6.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

            6.9 RESOLUTION OF CONFLICTS OF INTEREST. (a) Unless otherwise expressly provided in this Agreement or the MLP Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, the MLP or the Limited Partner, on the other hand, any resolution or course of action in respect of such conflict of interest shall be permitted and deemed approved by the Limited Partner, and shall not constitute a breach of this Agreement, of the MLP Agreement or of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action is, or by operation of this Agreement is deemed to be, fair and reasonable to the Partnership. The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of a resolution of such conflict or course of action. Any conflict of interest and any resolution of such conflict of interest shall be conclusively deemed fair and reasonable to the Partnership if such conflict of interest or resolution is (i) approved by Special Approval, (ii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) fair to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner may also adopt a resolution or course of action that has not received Special Approval. The General Partner (including the Audit Committee in connection with Special Approval) shall be authorized in connection with its determination of what is "fair and reasonable" to the Partnership and in connection with its resolution of any conflict of interest to consider (A) the relative interests of any party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interest;
(B) any customary or accepted industry practices and any customary or historical dealings with a particular Person; (C) any applicable generally accepted accounting or engineering practices or principles; and (D) such additional factors as the General Partner (including the Audit Committee) determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances. Nothing contained in this Agreement, however, is intended to nor shall it be construed to require the General Partner (including the Audit Committee) to consider the interests of any Person other than the Partnership. In the absence of bad faith by the General Partner, the resolution, action or terms so made, taken or provided by the General Partner with respect to such matter shall not constitute a breach of this Agreement, the MLP Agreement or any other agreement contemplated herein or therein or a breach of any standard of care or duty imposed herein or therein or, to the extent permitted by law, under the Delaware Act or any other law, rule or regulation.

            (b) Whenever this Agreement or any other agreement contemplated hereby provides that the General Partner or any of its Affiliates is permitted or required to make a decision (i) in its "sole discretion" or "discretion," that it deems "necessary or appropriate" or "necessary or advisable" or under a grant of similar authority or latitude, the General Partner or such Affiliate shall be entitled to consider only such interests and factors as it desires and shall have no duty or obligation to give any consideration to any interest of, or factors affecting, the Partnership, the Limited Partner or any limited partner of the Limited Partner, (ii) it may make such decision in its sole discretion (regardless of whether there is a reference to "sole discretion" or "discretion") unless another express standard is provided for, or (iii) in "good faith" or under another express standard, the General Partner or such Affiliate shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement, the MLP Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation. In addition, any actions taken by the General Partner or such Affiliate consistent with the standards of "reasonable discretion" set forth in the definition of Available Cash shall not constitute a breach of any duty of the General Partner to the Partnership, the Limited Partner or any limited partner of the Limited Partner. The General Partner shall have no duty, express or implied, to sell or otherwise dispose of any asset of the Partnership Group, other than in the ordinary course of business. No borrowing by any Group Member or the approval thereof by the General Partner shall be deemed to constitute a breach of any duty of the General Partner to the Partnership, the Limited Partner or any limited partner of the Limited Partner by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to (A) enable distributions in respect of the general partner interest under the MLP Agreement to exceed 1% of the total amount distributed by the MLP, or (B) hasten the expiration of the "Subordination Period" under the MLP Agreement or the conversion of any "Subordinated Units" in the MLP into Common Units.

            (c) Whenever a particular transaction, arrangement or resolution of a conflict of interest is required under this Agreement to be "fair and reasonable" to any Person, the fair and reasonable nature of such transaction, arrangement or resolution shall be considered in the context of all similar or related transactions.

            (d) The Limited Partner hereby authorizes the General Partner, on behalf of the Partnership as a partner of a Group Member, to approve of actions by the general partner of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 6.9.

            6.10 OTHER MATTERS CONCERNING THE GENERAL PARTNER. (a) The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

            (b) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

            (c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership.

            (d) Any standard of care and duty imposed by this Agreement or under the Delaware Act or any applicable law, rule or regulation shall be modified, waived or limited as required to permit the General Partner to act under this Agreement or any other agreement contemplated by this Agreement and to make any decision pursuant to the authority prescribed in this Agreement, so long as such action is not reasonably believed by the General Partner to be in, or not inconsistent with, the best interests of the Partnership.

            6.11 TITLE TO PARTNERSHIP ASSETS. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use its reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership as soon as reasonably practicable; provided that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the Partnership. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held. The General Partner covenants and agrees that at the Closing Date, the Partnership Group shall have all licenses, permits, certificates, franchises, or other governmental authorizations or permits necessary for the ownership of their properties or for the conduct of their businesses, except for such licenses, permits, certificates, franchises, or other governmental authorizations or permits, failure to have obtained which will not, individually or in the aggregate, have a material adverse effect on the Partnership Group.

            6.12 RELIANCE BY THIRD PARTIES. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the Partnership authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner as if it were the Partnership's sole party in interest, both legally and beneficially. The Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or and such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or and such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or any such officer or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.


                                   ARTICLE VII

                 RIGHTS AND OBLIGATIONS OF THE LIMITED PARTNER

            7.1 LIMITATION OF LIABILITY. The Limited Partner shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

            7.2 MANAGEMENT OF BUSINESS. The Limited Partner, in its capacity as such, shall not participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership's business, transact any business in the Partnership's name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by the

General Partner, any of its Affiliates or any officer, director, employee, partner, agent or trustee of the General Partner or any of its Affiliates, in its capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partner under this Agreement.

            7.3 OUTSIDE ACTIVITIES. Subject to the provisions of Section 6.5, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Person shall also be a Limited Partner, any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership not any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.

            7.4 RETURN OF CAPITAL. The Limited Partner shall not be entitled to the withdrawal or return of its Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement.

            7.5 RIGHT OF THE LIMITED PARTNER RELATING TO THE PARTNERSHIP. (a) In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 7.4(b), the Limited Partner shall have the right, for a purpose reasonably related to the Limited Partner's interest as a limited partner in the Partnership, upon reasonable demand and at the Limited Partner's own expense:

            (i) to obtain true and full information regarding the status of the business and financial condition of the Partnership;

            (ii) promptly after becoming available, to obtain a copy of the Partnership's federal, state and local tax returns for each year;

            (iii) to have furnished to it, upon notification to the General Partner, a current list of the name and last known business, residence or mailing address of each Partner;

            (iv) to have furnished to it, upon notification to the General Partner, a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

            (v) to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Contribution by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner; and

            (vi) to obtain such other information regarding the affairs of the Partnership as is just and reasonable.

            (b) The General Partner may keep confidential from the Limited Partner for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the

General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or (C) that the Partnership Group is required by law or by agreements with third parties to keep confidential (other than agreements with Affiliates the primary purpose of which is to circumvent the obligations set forth in this Section 7.4).


                                  ARTICLE VIII

                    BOOKS, RECORDS, ACCOUNTING AND REPORTS

            8.1 RECORDS AND ACCOUNTING. The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership's business, including all books and records necessary to provide to the Limited Partner any information required to be provided pursuant to Section 7.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device, provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with generally accepted accounting principles.

            8.2 FISCAL YEAR. The fiscal year of the Partnership shall be October 1 to September 30.


                                   ARTICLE IX

                                   TAX MATTERS


            9.1 TAX ALLOCATIONS. The Partnership shall allocate all taxable items of income, deduction, and credit of the Partnership among the Partners in accordance with their Partnership Interests, subject to the following:

         (a) SECTION 754 ELECTION. Income and deductions of the Partnership that are attributable to the Section 754 Election ("754 allocations") shall be allocated to the Partners entitled thereto.

         (b) CONTRIBUTED PROPERTY. Income and deductions attributable to each property contributed to the Partnership shall be shared among the Partners so as to take into account the variation between the tax basis of such property to the Partnership at the time of contribution and its fair market value at such time ("704(c) allocations"). In addition, the General Partner will make curative allocations permitted by the Code with respect to the assets contributed to the Partnership on the Closing Date to the extent that the General Partner determines, as of the Closing Date and in light of the General Partner's estimates of its other income and deductions and its expected distributions and in light of Section 9.1(g) and Article V of the MLP Agreement, are necessary to cause the cumulative taxable income allocated in respect of the Common Units during the first four taxable years of the Partnership not to exceed 30% of the cumulative distributions in respect of the Common Units during such period.

         (c) GENERAL PARTNER AUTHORITY. The General Partner may change any of the above allocations if and to the extent it determines that such change is required by the Code. Moreover, if, as to one or more classes of tax items, the General Partner determines that more than one method is permitted or that the correct method is uncertain, the General Partner may adopt such method for reporting purposes that it thinks is in the best interest of the Partnership, taking into account ease of administration, the desire to match taxable income and deductions with economic income and deductions, the economic interests of the Partners in the Partnership, and the risk of proposed adjustments by the Internal Revenue Service and the consequences thereof.

         (d) SPECIAL INTANGIBLES ALLOCATION. There shall be allocated to the General Partner all deductions attributable to the ownership of, and any gain or loss on the distribution or other disposition of, the 1989 Customer List and the rights of the Partnership Group to use without cost the "FAST" propane purchase optimization and fuel accounting system, the "STARS I" and "STARS II" proprietary software system, and the trademark, tradename, or similar intangible rights of Petrolane, the General Partner or its other Affiliates.

            9.2 PREPARATION OF TAX RETURNS. The General Partner shall timely file all returns of the Partnership required for federal and state income tax purposes and shall furnish to Record Holders within 90 days of the close of the calendar year the tax information reasonably required by them for federal and state income tax reporting purposes. The classification, realization, and recognition of income, deductions, credit, and other items shall be on the accrual method of accounting for federal income tax purposes. The taxable year of the Partnership shall end on September 30.

            9.3   TAX ELECTIONS.

            (a) The Partnership shall make the Section 754 Election in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner's determination that such revocation is in the best interests of the Limited Partners.

            (b) The Partnership shall elect to deduct expenses incurred in organizing the Partnership ratably over a sixty-month period as provided in
Section 709 of the Code.

            (c) Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

            9.4 TAX CONTROVERSIES. Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership's expense) in connection with all examinations of the Partnership's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

                                    ARTICLE X

                              TRANSFER OF INTERESTS

            10.1 TRANSFER. (a) The term "transfer," when used in this Article X with respect to a Partnership Interest, shall be deemed to refer to a transaction by which a Partner assigns its Partnership Interest to another Person and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise.

            (b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this
Article X. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article X shall be null and void.

            (c) Nothing contained in this Article X shall be construed to prevent a disposition by the parent entity of the General Partner of any or all of the issued and outstanding capital stock of the General Partner.

            10.2 TRANSFER OF THE GENERAL PARTNER'S PARTNERSHIP INTEREST. If the general partner of the MLP transfers its partnership interest as the general partner therein to any Person in accordance with the provisions of the MLP Agreement, the General Partner shall contemporaneously therewith transfer its Partnership Interest as the general partner of the Partnership to such Person, and the Limited Partner hereby expressly consents to such transfer. Except as set forth in the immediately preceding sentence, the General Partner may not transfer all or any part of its Partnership Interest as the general partner in the Partnership.

            10.3 TRANSFER OF THE LIMITED PARTNER'S PARTNERSHIP INTEREST. If the Limited Partner merges or consolidates with or into any other Person or transfers all or substantially all of its assets to another Person, such Person may become a Substituted Limited Partner pursuant to Article XI. Except as set forth in the immediately preceding sentence and except for the transfers contemplated by Sections 4.2 and 11.1, the Limited Partner may not transfer all or any part of its Partnership Interest or withdraw from the Partnership.


                                   ARTICLE XI

                              ADMISSION OF PARTNERS

            11.1 ADMISSION OF AMERIGAS AS A LIMITED PARTNER. Upon the making by AmeriGas and Petrolane of the Contributions described in Section 4.2, AmeriGas and Petrolane shall be admitted to the Partnership as Limited Partners. Upon the transfer by AmeriGas and Petrolane of their respective Partnership Interests as Limited Partners to the MLP as provided in the Conveyance and Contribution Agreement and the Merger and Contribution Agreement, AmeriGas and Petrolane shall each withdraw and cease to be a Limited Partner of the Partnership.

            11.2 ADMISSION OF SUBSTITUTED LIMITED PARTNERS. Any person that is the successor in interest to a Limited Partner as described in Section 10.3 shall be admitted to the Partnership as a limited partner upon (a) furnishing to the General Partner (i) acceptance in form satisfactory to the General

Partner of all of the terms and conditions of this Agreement and (ii) such other documents or instruments as may be required to effect its admission as a limited partner in the Partnership and (b) obtaining the consent of the General Partner, which consent may be given or withheld in the General Partner's sole discretion. Such Person shall be admitted to the Partnership as a limited partner immediately prior to the transfer of the Partnership Interest, and the business of the Partnership shall continue without dissolution.

            11.3 ADMISSION OF SUCCESSOR GENERAL PARTNER. A successor General Partner approved pursuant to Section 12.1 or 12.2 or the transferee of or successor to all of the General Partner's Partnership Interest as the general partner in the Partnership pursuant to Section 10.2 who is proposed to be admitted as a successor General Partner shall, subject to compliance with the terms of Section 12.3, if applicable, be admitted to the Partnership as the successor General Partner, effective immediately prior to the withdrawal or removal of the General Partner pursuant to Section 12.1 or 12.2 or the transfer of the General Partner's Partnership Interest as the general partner of the Partnership pursuant to Section 10.2. Any such successor shall, subject to the terms hereof, carry on the business of the Partnership without dissolution. In each case, the admission of such successor General Partner to the Partnership shall, subject to the terms hereof, be subject to the successor General Partner executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect such admission.

            11.4 AMENDMENT OF AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP. To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practical an amendment of this Agreement and, if required by law, to prepare and file an amendment to the Certificate of Limited Partnership, and the General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to Section 1.4.

            11.5 ADMISSION OF ADDITIONAL LIMITED PARTNERS. (a) A Person (other than the General Partner, the MLP or a Substituted Limited Partner) who makes a Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including the granting of the power of attorney granted in Section 1.4, and (ii) such other documents or instruments as may be required in the discretion of the General Partner to effect such Person's admission as an Additional Limited Partner.

            (b) Notwithstanding anything to the contrary in this Section 11.5, no Person shall be admitted as an Additional Limited Partner (i) without the consent of the General Partner, which consent may be given or withheld in the General Partner's sole discretion, and (ii) unless such admission is contemporaneous with a transfer by such Limited Partner of its Partnership Interest to the MLP and consequent withdrawal as a Limited Partner, during the Subordination Period. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded as such in the books and records of the Partnership, following the consent of the General Partner to such admission.

                                   ARTICLE XII

                        WITHDRAWAL OR REMOVAL OF PARTNERS

            12.1 WITHDRAWAL OF THE GENERAL PARTNER. (a) The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an "EVENT OF WITHDRAWAL");

                  (i) the General Partner voluntarily withdraws from the Partnership by giving written notice to the Limited Partner;

                  (ii) the General Partner transfers all of its rights as General Partner pursuant to Section 10.2;

                  (iii) the General Partner is removed pursuant to Section 12.2; or

                  (iv) the general partner of the MLP (A) withdraws from, or (B) is removed as the general partner of, the MLP.

If an Event of Withdrawal specified in Section 12.1(a)(iv) (A) occurs, the withdrawing General Partner shall give notice to the Limited Partner within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 12.1 shall result in the withdrawal of the General Partner from the Partnership.

            (b) Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 12:00 midnight, Eastern Standard Time, on December 31, 2004, the General Partner voluntarily withdraws by giving at least 90 days' advance notice of its intention to withdraw to the Limited Partner, provided that prior to the effective date of such withdrawal, the Limited Partner approves such withdrawal and the General Partner delivers to the Partnership an Opinion of Counsel ("WITHDRAWAL OPINION OF COUNSEL") that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of the Limited Partner, any limited partner of the Limited Partner, or any limited partner of any Group Member, or cause the Limited Partner or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes; (ii) at any time on or after 12:00 midnight, Eastern Standard Time, on December 31, 2004, the General Partner voluntarily withdraws by giving at least 90 days' advance notice to the Limited Partner, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to
Section 12.1(a)(ii), (iii) or (iv)(B); or (iv) at any time that the General Partner ceases to be the General Partner pursuant to Section 12.1(a)(iv)(A), and such withdrawal does not constitute a breach of the MLP Agreement. If the General Partner gives a notice of withdrawal pursuant to Section 12.1(a)(i) or
Section 13.1(a)(i) of the MLP Agreement, the Limited Partner may, prior to the effective date of such withdrawal or removal, elect a successor General Partner, provided that such successor shall be the same Person, if any, that is elected by the limited partners of the MLP pursuant to Section 13.1 of the MLP

Agreement as the successor to the General Partner in its capacity as general partner of the MLP. If, prior to the effective date of the General Partner's withdrawal, a successor is not selected by the Limited Partner as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 13.1. Any successor General Partner elected in accordance with the terms of this Section 12.1 shall be subject to the provisions of Section 11.3.

            12.2 REMOVAL OF THE GENERAL PARTNER. The General Partner shall be removed if such General Partner is removed as a general partner of the MLP pursuant to Section 13.2 of the MLP Agreement. Such removal shall be effective concurrently with the effectiveness of the removal of such General Partner as the general partner of the MLP pursuant to the terms of the MLP Agreement. If a successor General Partner is elected in connection with the removal of such General Partner as a general partner of the MLP, such successor General Partner shall, upon admission pursuant to Article XI, automatically become a successor General Partner of the Partnership. The admission of any such successor General Partner to the Partnership shall be subject to the provisions of Section 11.3.

            12.3 INTEREST OF DEPARTING PARTNER AND SUCCESSOR GENERAL Partner. The Partnership Interest of a Departing Partner departing as a result of withdrawal or removal pursuant to Section 12.1 or 12.2 shall (unless it is otherwise required to be converted into Common Units pursuant to Section 13.3(b) of the MLP Agreement) be purchased by the successor to the Departing Partner for cash in the manner specified in the MLP Agreement. Such purchase (or conversion into Common Units, as applicable) shall be a condition to the admission to the Partnership of the successor as the General Partner. Any successor General Partner shall indemnify the Departing General Partner as to all debts and liabilities of the Partnership arising on or after the effective date of the withdrawal or removal of the Departing Partner.

            12.4 REIMBURSEMENT OF DEPARTING PARTNER. The Departing Partner shall be entitled to receive all reimbursements due such Departing Partner pursuant to
Section 6.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by such Departing Partner for the benefit of the Partnership.

            12.5 WITHDRAWAL OF THE LIMITED PARTNER. Without the prior consent of the General Partner, which may be granted or withheld in its sole discretion, and except as provided in Section 11.1, the Limited Partner shall not have the right to withdraw from the Partnership.


                                  ARTICLE XIII

                           DISSOLUTION AND LIQUIDATION

            13.1 DISSOLUTION. The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, any successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve and, subject to Section 13.2, its affairs should be wound up, upon:

            (a)   the expiration of its term as provided in Section 1.5;

            (b) an Event of Withdrawal of the General Partner as provided in
Section 12.1(a) (other than Section 12.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Section 12.1(b) or 12.2 and such successor is admitted to the Partnership pursuant to Section 11.3;

            (c) an election to dissolve the Partnership by the General Partner that is approved by the Limited Partner;

            (d) entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act;

            (e) the sale of all or substantially all of the assets and properties of the Partnership Group; or

            (f)   the dissolution of the MLP.

            13.2 CONTINUATION OF THE BUSINESS OF THE PARTNERSHIP AFTER DISSOLUTION. Upon (a) dissolution of the Partnership following an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 12.1(a)(i) or (iii) and following a failure of the Limited Partner to appoint a successor General Partner as provided in Section 12.1 or 12.2, then within 90 days thereafter, or (b) dissolution of the Partnership upon an event constituting an Event of Withdrawal as defined in Section 13.1(a)(iv),
(v) or (vi) of the MLP Agreement, then within 180 days thereafter, the Limited Partner may elect to reconstitute the Partnership and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited partnership on terms identical to those set forth in this Agreement and having as a general partner a Person approved by the Limited Partner. In addition, upon dissolution of the Partnership pursuant to Section 13.1(f), if the MLP is reconstituted pursuant to Section 14.2 of the MLP Agreement, the reconstituted MLP may, within 180 days after such event of dissolution, as the Limited Partner, elect to reconstitute the Partnership in accordance with the immediately preceding sentence. Upon any such election by the Limited Partner, all Partners shall be bound thereby and shall be deemed to have approved same. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

            (i) the reconstituted Partnership shall continue until the end of the term set forth in Section 1.5 unless earlier dissolved in accordance with this Article XIII;

            (ii) if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be purchased by the successor General Partner or converted into Common Units of the MLP as provided in Section 13.3 of the MLP Agreement; and

            (iii) all necessary steps shall be taken to cancel this Agreement and the Certificate of Limited Partnership and to enter into and, as necessary, to file a new partnership agreement and certificate of limited partnership, and the successor General Partner may for this purpose exercise the powers of attorney granted the General Partner pursuant to Section 1.4; provided, that the right to approve a successor General Partner and to reconstitute and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability of the Limited Partner or any limited partner of the Limited Partner and (y) neither the Partnership, the reconstituted limited partnership nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of such right to continue.

            13.3 LIQUIDATOR. Upon dissolution of the Partnership, unless the Partnership is continued under an election to reconstitute and continue the Partnership pursuant to Section 13.2, the General Partner, or in the event the dissolution is the result of an Event of Withdrawal, a liquidator or liquidating committee approved by the Limited Partner, shall be the Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by the Limited Partner. The Liquidator shall agree not to resign at any time without 15 days' prior notice and (if other than the General Partner) may be removed at any time, with or without cause, by notice of removal approved by the Limited Partner. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by the Limited Partner. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XIII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in
Section 6.3(b)) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding-up and liquidation of the Partnership as provided for herein.

            13.4 LIQUIDATION. The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as the Liquidator determines to be in the best interest of the Partners, subject to the following:

            (a) Disposition of Assets. The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and the receiving Partner may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 13.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners.

            (b) Discharge of Liabilities. Liabilities of the Partnership include amounts owed to Partners otherwise in respect of their distribution rights under
Article V. With respect to any liability that is contingent or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

            (c) Liquidation Distributions. The Liquidator shall reassign the 1989 Customer List and other assets described in Section 9.1(d) to the General Partner. Subject to Section 13.4(a), all other property and all cash in excess of that required to discharge liabilities as provided in Section 13.4(b) shall be distributed to the Partners in the ratio of their respective Percentage Interests.

            13.5 CANCELLATION OF CERTIFICATE OF LIMITED PARTNERSHIP. Upon the completion of the distribution of Partnership cash and property as provided in Sections 13.3 and 13.4 in connection with the liquidation of the Partnership, the Partnership shall be terminated and the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be cancelled and such other actions as may be necessary to terminate the Partnership shall be taken.

            13.6 RETURN OF CONTRIBUTIONS. The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Contributions of the Limited Partner, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

            13.7 WAIVER OF PARTITION. Each Partner hereby waives any right to partition of the Partnership property.


                                   ARTICLE XIV

                       AMENDMENT OF PARTNERSHIP AGREEMENT

            14.1 AMENDMENT TO BE ADOPTED SOLELY BY GENERAL PARTNER. The Limited Partner agrees that the General Partner (pursuant to its powers of attorney from the Limited Partner), without the approval of the Limited Partner, may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

            (a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

            (b) admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

            (c) a change that, in the sole discretion of the General Partner, is necessary or advisable to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither the Partnership nor the MLP will be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes;

            (d) a change that, in the sole discretion of the General Partner,
(i) does not adversely affect the Limited Partner in any material respect, (ii) is necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act), compliance with any of which the General Partner determines in its sole discretion to be in the best interests of the Partnership and the Limited Partner, (iii) is required to effect the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement or (iv) is required to conform the provisions of this Agreement with the provisions of the MLP Agreement as the provisions of the MLP Agreement may be amended, supplemented or restated from time to time;

            (e) a change in the fiscal year and taxable year of the Partnership and any changes that, in the sole discretion of the General Partner, are necessary or advisable as a result of a change in the fiscal year and taxable year of the Partnership, including, if the General Partner shall so determine, a change in the definition of "Quarter" and the dates on which distributions are to be made by the Partnership;

            (f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership or the General Partner or its directors or officers from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

            (g) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

            (h) an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 15.3;

            (i) an amendment that, in the sole discretion of the General Partner, is necessary or advisable to reflect, account for and deal with appropriately the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 3.1; or

            (j)   any other amendments substantially similar to the foregoing.

            14.2 AMENDMENT PROCEDURES. Except with respect to amendments of the type described in Section 14.1, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by or with the consent of the General Partner. Each such proposal shall contain the text of the proposed amendment. A proposed amendment shall be effective upon its approval by the Limited Partner.

                                   ARTICLE XV

                                     MERGER

            15.1 AUTHORITY. The Partnership may merge or consolidate with one or more corporations, business trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a general partnership or limited partnership, formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation ("MERGER Agreement") in accordance with this Article XV.

            15.2 PROCEDURE FOR MERGER OR CONSOLIDATION. Merger or consolidation of the Partnership pursuant to this Article XV requires the prior approval of the General Partner. If the General Partner shall determine, in the exercise of its sole discretion, to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

            (a) The names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

            (b) The name and jurisdictions of formation or organization of the business entity that is to survive the proposed merger or consolidation (the "SURVIVING BUSINESS ENTITY");

            (c) The terms and conditions of the proposed merger or consolidation;

            (d) The manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or general or limited partnership interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or general or limited partner interests, rights, securities or obligations of any limited partnership, corporation, trust or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of, their general or limited partner interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

            (e) A statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

            (f) The effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 15.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of the certificate of merger, the effective time shall be fixed no later than the time of the filing of the certificate of merger and stated therein); and

            (g) Such other provisions with respect to the proposed merger or consolidation as are deemed necessary or appropriate by the General Partner.

            15.3  APPROVAL BY LIMITED PARTNER OF MERGER OR CONSOLIDATION.
(a) The General Partner, upon its approval of the Merger Agreement, shall direct that a copy or a summary of the Merger Agreement be submitted to the Limited Partner for its approval.

            (b) The Merger Agreement shall be approved upon receiving the approval of the Limited Partner. After such approval by the Limited Partner, and at any time prior to the filing of the certificate of merger pursuant to Section 15.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

            15.4 CERTIFICATE OF MERGER. Upon the required approval by the General Partner and the Limited Partner of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

            15.5 EFFECT OF MERGER. (a) At the effective time of the certificate of merger:

            (i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

            (ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

            (iii) all rights of creditors and all liens on or security interest in property of any of those constituent business entities shall be preserved unimpaired; and

            (iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity, and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

            (b) A merger or consolidation effected pursuant to this Article shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another having occurred.

                                   ARTICLE XVI

                               GENERAL PROVISIONS

            16.1 ADDRESSES AND NOTICES. Any notice, demand, request or report required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when received by it at the principal office of the Partnership referred to in Section 1.3.

            16.2 REFERENCES. Except as specifically provided otherwise, references to "Articles" and "Sections" are to Articles and Sections of this Agreement.

            16.3 PRONOUNS AND PLURALS. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

            16.4 FURTHER ACTION. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

            16.5 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

            16.6 INTEGRATION. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

            16.7 CREDITORS. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

            16.8 WAIVER. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

            16.9 COUNTERPARTS. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto, independently of the signature of any other party.

            16.10 APPLICABLE LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

            16.11 INVALIDITY OF PROVISIONS. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

             IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                          GENERAL PARTNER:

                                          NEW AMERIGAS PROPANE, INC.



                                          By:
                                             ---------------------------------


                                          LIMITED PARTNER:

                                          AMERIGAS PARTNERS, L.P.

                                          By:   New AmeriGas Propane, Inc.,
                                                as general partner


                                                By:
                                                   ---------------------------